Exhibit 23.1

12361 Lewis St Ste 202 Garden Grove, CA 92840 Phone (714)-820-3316 Fax (714)-333-4992

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of RMX Industries, Inc. (the “Company”), of our report dated February 10, 2026, except for Notes 1, 6, 7, 9, 12, and 13, which are dated August 24, 2026, relating to the consolidated financial statements of the Company as of December 31, 2025 and 2024 and for the years ended December 31, 2025 and 2024, which reports include an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Fortune CPA, Inc.

Garden Grove, CA

August 24, 2026